UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported):  September 10, 2008

Commission File Number:  000-23575

COMMUNITY WEST BANCSHARES
(Exact Name of Registrant as Specified in Its Charter)

California	77-0446957
(State or other jurisdiction)	(I.R.S. Employer Identification No.) of incorporation or organization)

445 Pine Avenue, Goleta, California	93117
(Address of Principal Executive Offices)	(Zip Code)

(805) 692-5821
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 502(e)

Effective as of September 5, 2008, the Company entered into an employment agreement (the “Agreement”) with Richard M. Favor, its Executive Vice President and Chief Credit Officer.  The following summary of the agreement is qualified in its entirety by the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Agreement carries a 3-year term.  Effective September 1, 2008, Mr. Favor’s annual base salary is $175,000.  Future increases are at the discretion of the CEO.  Mr. Favor has a deferred compensation account established and maintained at Community West Bank (“CWB”) for his benefit.  To this account, the Company credited $33,500 on the effective date of this agreement and will credit an additional $33,500 on March 31, 2009.  In addition, $1,340 per month will also be credited to this account during the term of Mr. Favor’s employment.  Monthly interest credits will be earned throughout the term of this Agreement at the then-current CWB six-month certificate of deposit rate.   No funds in this account will vest prior to the date Mr. Favor attains age 65, and normal payments would not commence until such time as Mr. Favor attains age 66, whether or not he is employed by the Company.  In the event of a change of control, Mr. Favor will vest 50% of the account balance.

The agreement specifies that, in the event of termination without cause, he would continue to receive salary and benefits plus deferred compensation for a period of three months.  Also, the Agreement contains a change of control (as defined in the Agreement) clause whereby, if he is terminated within one year following such event, he would be entitled to one year base salary.

The agreement provides that Mr. Favor will be granted options covering 3,750 shares of the Company’s common stock in each of 2009 and 2010.

Item 9.01 Financial Statements and Exhibits.

Item 9.01(d) Exhibits.

The following Exhibit is filed with this Form 8-K:

10.1	Employment and Confidentiality Agreement, Community West Bank, Chief Credit Officer

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 10, 2008	COMMUNITY WEST BANCSHARES

	By:	/s/ Charles G. Baltuskonis
Charles G. Baltuskonis
Executive Vice President and
Chief Financial Officer